Exhibit 99.2
Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN ITEM 8 OF THIS REPORT.

THIS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS.  SEE “FORWARD-LOOKING STATEMENTS” FOR A DISCUSSION OF CERTAIN OF THE UNCERTAINTIES, RISKS AND ASSUMPTIONS ASSOCIATED WITH THESE STATEMENTS.

PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

On March 18, 2009 (the “Petition Date”), Chemtura and 26 of our subsidiaries organized in the United States (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Chapter 11 cases are being jointly administered by the Court.  Our non-U.S. subsidiaries and certain U.S. subsidiaries were not included in the filing and are not subject to the requirements of the Bankruptcy Code.  Our U.S. and worldwide operations are expected to continue without interruption during the Chapter 11 reorganization process.

For further discussion of the Chapter 11 cases, see Item 7. – Bankruptcy Proceedings under Liquidity and Capital Resources and Note 1 – Nature of Operations and Bankruptcy Proceedings in the Notes to Consolidated Financial Statements.

EXECUTIVE OVERVIEW

Our primary goal in 2009 was stabilizing our business operations, obtaining sufficient liquidity to operate our business and adjusting to the changes created by our filing for protection under Chapter 11 of the Bankruptcy Code.  We believe we have achieved those objectives.  Upon filing for Chapter 11, we obtained the commitment of a $400 million senior secured super-priority debtor-in-possession credit agreement (the “DIP Credit Facility”), which provided liquidity necessary for us to continue operations as a debtor-in-possession (“DIP”).  On February 12, 2010, we refinanced our existing DIP Credit Facility with a $450 million credit facility (the “Amended and Restated DIP Credit Agreement”) which substantially reduced our financing costs and provided greater flexibility to operate our business.  Since filing for protection under Chapter 11, we have reviewed approximately 13,000 executory contracts and real property leases, identifying those that are redundant or onerous, and we have begun the process of rejecting those executory contacts and real property leases that do not further our business objectives.  We have developed a long range business plan that sets a course on strengthening and growing our businesses as well as identifying assets and activities that no longer fit our core businesses.  As part of our business plan, we also initiated various restructuring activities, including the restructuring in 2010 of certain operations of our flame retardants business and initiated the sale of our polyvinyl chloride (“PVC”) additives business which was completed in the first half of 2010.

In 2009, we improved our financial health and met or exceeded our financial objectives by:

•	Generating positive cash flow (1) over the last four quarters and accumulating substantial cash balances by both the Debtors and our international subsidiaries;

•	Achieving or exceeding performance levels required by the DIP Credit Facility; and

•
Identifying, and now working closely with, several financial institutions we expect will lead our exit financing.  The support of these institutions offers us the potential to finance our plan of reorganization (the “Plan”) and emerge as a financially sound, stand-alone global company.

(1)
We define “positive cash flow” as net cash provided from operating activities, excluding cash inflows and outflows associated with our former accounts receivable financing facilities, less cash flows from investing activities related to capital expenditures.  This is not an accounting measure in accordance with U.S. generally accepted accounting principles (“GAAP”).  This measure does not consider cash flows required to meet maturities of debt or repayments under our former accounts receivable financing facilities.  For customers, vendors and employees, it does indicate whether our total indebtedness, net of cash and cash equivalents, is increasing or reducing.  See our Consolidated Statement of Cash Flows under Item 8 for complete information.

At the same time, we initiated various actions to reshape our Company into a stronger, leaner global enterprise focused on growth.  These initiatives included, among other things:

•
Increasing strategic investments to improve efficiency, such as our enterprise resource planning (“ERP”) initiatives that have enabled the activities related to over 90 percent of net sales now to be managed on a single global instance of SAP and offering simplified and standardized business processes;

•
Focusing on investments in research and development (“R&D”), which is beginning to result in important and innovative new product offerings such as Geobrom™, Weston® 705, and two new flame retardant products being produced today on pilot plant scale;

•	Improving order processing to enhance responsiveness and delivery to customers;

•	Transferring certain operations to third-party logistics providers, enabling us to maintain service levels at a more competitive cost;

•	Growing our global antioxidant business with a planned additional expansion of capacity at Gulf Stabilizer Industries (“GSI”), our joint venture facility in Al Jubail, Saudi Arabia; and

•
Advancing towards a joint venture between Al Zamil Group Holding Company and Chemtura Organometallics GmbH, our wholly owned German subsidiary, to build a world-scale metal alkyls manufacturing facility in Jubail Industrial City, Saudi Arabia.

Our key challenges in 2010 will be to implement our business plans and to emerge from Chapter 11.  To emerge we must first file a Plan together with a disclosure statement with the Bankruptcy Court.  After a Plan has been filed, the Plan, along with a disclosure statement approved by the Bankruptcy Court, will be sent to all creditors and other parties in interest entitled to vote to accept or reject the Plan.  Following the solicitation period, the Bankruptcy Court will consider whether to confirm the Plan.  In order to confirm a Plan, the Bankruptcy Court must make certain findings as required by the Bankruptcy Code.  We continue to face challenges, but we believe our accomplishments in 2009 and our initiatives in 2010 will position us to emerge successfully from Chapter 11 in 2010 as a financially sound and more focused global enterprise.

OUR BUSINESS

We are among the larger publicly traded specialty chemical companies in the United States dedicated to delivering innovative, application-focused specialty chemical solutions and consumer products.  Our principal executive offices are located in Philadelphia, Pennsylvania and Middlebury, Connecticut.  We operate in a wide variety of end-use industries, including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, electronics, and pool and spa chemicals. The majority of our chemical products are sold to industrial manufacturing customers for use as additives, ingredients or intermediates that add value to their end products.  Our crop and consumer products are sold to dealers, distributors and major retailers.  We are a market leader in many of our key product lines and transact business in more than 100 countries.

The primary economic factors that influence the operations and sales of our Industrial Engineered Products and Industrial Performance Products segments are industrial production, residential and commercial construction, electronic component production and polymer production.  In addition, our Crop Protection Engineered Products (now known as Chemtura AgroSolutionsTM) segment is influenced by worldwide weather, disease and pest infestation conditions.  Our Consumer Performance Products segment is also influenced by general economic conditions impacting consumer spending and weather conditions.  For additional factors that impact our performance, see Item 1A. – Risk Factors.

Other factors affecting our financial performance include industry capacity, customer demand, raw material and energy costs, and selling prices. Selling prices are influenced by the global demand and supply for the products we produce.  Our strategy is to pursue selling prices that reflect the value of our products and to pass on higher costs for raw material and energy to preserve our profit margins.

2009 OVERVIEW

Annual sales for 2009 decreased $0.9 billion or 27% compared with 2008.  This decrease was attributable to a $778 million reduction in sales volume, $44 million in unfavorable currency translation, a $31 million reduction due to the divestiture in the first quarter of 2008 of the oleochemicals business and reduced selling prices of $1 million.  The benefit of the 2008 increase in selling prices for the Consumer Performance Products segment did not fully offset reduced selling prices in the other three segments.

Operating profit for the Consumer Performance Products segment increased 26% compared with 2008 due to increased selling prices, lower selling, general and administrative (“SG&A”) and research and development (“R&D”) (collectively “SGA&R”) expenses, and lower raw material, energy and distribution costs, partially offset by lower volume, unfavorable product mix and higher manufacturing costs.

The Industrial Performance Products segment operating profit decreased 13% compared with 2008 due to lower volume caused by the global economic recession as well as reduced selling prices, lower volume and unfavorable product mix, partially offset by lower raw material, energy, manufacturing, SGA&R, and distribution costs.

The Crop Protection Engineered Products segment operating profit decreased 46% compared with 2008 due to lower volume as crop prices fell and growers had restricted access to credit as well as unfavorable product mix, and higher manufacturing, raw material and energy costs, partially offset by lower SGA&R costs.

The Industrial Engineered Products segment operating profit decreased 93% compared with 2008 due to lower volume caused by the global economic recession as well as unfavorable product mix, reduced selling prices, and higher manufacturing costs, partially offset by lower raw material, energy, SGA&R and distribution costs.

We have undertaken various cost reduction initiatives over the past several years and continue to implement cost reductions.  Our long term goal remains to improve gross profit margins and reduce SGA&R expenditures as a percentage of total net sales on a global basis.  With the sharp reduction in sales volume due to the global economic recession in 2009, SGA&R expenditures in 2009 were up to 14% of net sales compared with 12% of net sales in 2008 despite a $45 million reduction in SGA&R spending compared with 2008.

LIQUIDITY AND CAPITAL RESOURCES

Bankruptcy Proceedings

We entered 2009 with significantly constrained liquidity.  The fourth quarter of 2008 saw an unprecedented reduction in orders for our products as the global recession deepened and customers saw or anticipated reductions in demand in the industries they served.  The impact was more pronounced on those business segments that served cyclically exposed industries. As a result, our sales and overall financial performance deteriorated resulting in our non-compliance with the two financial maintenance covenants under our Amended and Restated Credit Agreement, dated as of July 31, 2007 (the “2007 Credit Facility”) as of December 31, 2008.  On December 30, 2008, we obtained a 90-day waiver of compliance with these covenants from the lenders under the 2007 Credit Facility.

Our liquidity was further constrained in the fourth quarter of 2008 by changes in the availability under our accounts receivable financing facilities in the United States and Europe.  The eligibility criteria and reserve requirements under our prior U.S. accounts receivable facility (the “U.S. Facility”) tightened in the fourth quarter of 2008 following a credit rating downgrade, significantly reducing the value of accounts receivable that could be sold under the U.S. Facility compared with the third quarter of 2008.  Additionally, the availability and access to our European accounts receivable financing facility (the “European Facility”) was restricted in late December 2008 because of our financial performance resulting in our inability to sell additional receivables under the European Facility.

The crisis in the credit markets compounded the liquidity challenges we faced.  Under normal market conditions, we believed we would have been able to refinance our $370 million notes maturing on July 15, 2009 (the “2009 Notes”) in the debt capital markets.  However, with the deterioration of the credit market in the late summer of 2008 combined with our deteriorating financial performance, we did not believe we would be able to refinance the 2009 Notes on commercially reasonable terms, if at all.  As a result, we sought to refinance the 2009 Notes through the sale of one of our businesses.

On January 23, 2009, our special-purpose subsidiary entered into a new three-year U.S. accounts receivable financing facility (the “2009 U.S. Facility”) that restored most of the liquidity that we had available to us under the prior U.S. accounts receivable facility before the fourth quarter of 2008 events described above.  However, despite good faith discussions, we were unable to agree to terms under which we could resume the sale of accounts receivable under our European Facility during the first quarter of 2009.  The balance of accounts receivable previously sold under the facility continued to decline, offsetting much of the benefit to liquidity gained by the new 2009 U.S. Facility.  During the second quarter of 2009, with no agreement to restart the European Facility, the remaining balance of the accounts receivable previously sold under the facility were settled and the European Facility was terminated.

January 2009 saw no improvement in customer demand from the depressed levels in December 2008 and some business segments experienced further deterioration.  Although February and March of 2009 saw incremental improvement in net sales compared to January 2009, overall business conditions remained difficult as sales declined by 42% in the first quarter of 2009 compared to the first quarter of 2008.  As awareness grew of our constrained liquidity and deteriorating financial performance, suppliers began restricting trade credit and, as a result, liquidity dwindled further.  Despite moderate cash generation through inventory reductions and restrictions on discretionary expenditures, our trade credit continued to tighten, resulting in unprecedented restrictions on our ability to procure raw materials.

In January and February of 2009, we were in the midst of the asset sale process with the objective of closing a transaction prior to the July 15, 2009 maturity of the 2009 Notes.  Potential buyers conducted due diligence and worked towards submitting their final offers on several of our businesses.  However, with the continuing recession and speculation about our financial condition, potential buyers became progressively more cautious.  Certain potential buyers expressed concern about our ability to perform obligations under a sale agreement.  They increased their due diligence requirements or decided not to proceed with a transaction.  In March 2009, we concluded that although there were potential buyers of our businesses, a sale was unlikely to be closed in sufficient time to offset the continued deterioration in liquidity or at a value that would provide sufficient liquidity to both operate the business and meet our impending debt maturities.

By March 2009, dwindling liquidity and growing restrictions on available trade credit resulted in production stoppages as raw materials could not be purchased on a timely basis.  At the same time, we concluded that it was improbable that we could resume sales of accounts receivable under our European Facility or complete the sale of a business in sufficient time to provide the immediate liquidity we needed to operate.  Absent such an infusion of liquidity, we would likely experience increased production stoppages or sustained limitations on our business operations that ultimately would have a detrimental effect on the value of our business as a whole.  Specifically, the inability to maintain and stabilize our business operations would result in depleted inventories, missed supply obligations and damaged customer relationships.

Having carefully explored and exhausted all possibilities to gain near-term access to liquidity, we determined that the DIP Credit Facility presented the best available alternative for us to meet our immediate and ongoing liquidity needs and preserve the value of the business.  As a result, having obtained the commitment of the DIP Credit Facility, Chemtura and 26 of our subsidiaries organized in the United States (collectively, the “Debtors”) filed for relief under the Bankruptcy Code on March 18, 2009 in the Court.  The Chapter 11 cases are being jointly administered by the Court.  Our non-U.S. subsidiaries and certain U.S. subsidiaries were not included in the filing and are not subject to the requirements of the Bankruptcy Code.  Our U.S. and worldwide operations are expected to continue without interruption during the Chapter 11 reorganization process.

The Debtors own substantially all of our U.S. assets.  The Debtors consist of Chemtura and the following subsidiaries:

· A&M Cleaning Products LLC	· Crompton Colors Incorporated	· Kem Manufacturing Corporation
· Aqua Clear Industries, LLC	· Crompton Holding Corporation	· Laurel Industries Holdings, Inc.
· ASEPSIS, Inc.	· Crompton Monochem, Inc.	· Monochem, Inc.
· ASCK, Inc.	· GLCC Laurel, LLC	· Naugatuck Treatment Company
· BioLab, Inc.	· Great Lakes Chemical Corporation	· Recreational Water Products, Inc.
· BioLab Company Store, LLC	· Great Lakes Chemical Global, Inc.	· Uniroyal Chemical Company Limited
· Biolab Franchise Company, LLC	· GT Seed Treatment, Inc.	· Weber City Road LLC
· BioLab Textile Additives, LLC	· HomeCare Labs, Inc	· WRL of Indiana, Inc.
· CNK Chemical Realty Corporation	· ISCI, Inc.

The principal U.S. assets and business operations of the Debtors are owned by Chemtura, BioLab, Inc. and Great Lakes Chemical Corporation.

On March 18, 2009, Raymond E. Dombrowski, Jr. was appointed Chief Restructuring Officer.  In connection with this appointment, we entered into an agreement with Alvarez & Marsal North America, LLC (“A&M”) to compensate A&M for Mr. Dombrowski’s services as Chief Restructuring Officer on a monthly basis at a rate of $150 thousand per month and incentive compensation in the amount of $3 million payable upon the earlier of (a) the consummation of a Chapter 11 Plan or (b) the sale, transfer, or other disposition of all or a substantial portion of the assets or equity of the Company.  Mr. Dombrowski is independently compensated pursuant to arrangements with A&M, a financial advisory and consulting firm specializing in corporate restructuring. Mr. Dombrowski will not receive any compensation directly from us and will not participate in any of our employee benefit plans.

The Chapter 11 cases were filed to gain liquidity for continuing operations while the Debtors restructure their balance sheets to allow us to continue as a viable going concern.  While we believe we will be able to achieve these objectives through the Chapter 11 reorganization process, there can be no certainty that we will be successful in doing so.

Under Chapter 11 of the Bankruptcy Code, the Debtors are operating their U.S. businesses as a debtor-in-possession under the protection of the Bankruptcy Court from their pre-filing creditors and claimants.  Since the filing, all orders of the Bankruptcy Court sufficient to enable the Debtors to conduct normal business activities, including “first day” motions and the interim and final approval of the DIP Credit Facility and amendments thereto, have been entered by the Bankruptcy Court.  While the Debtors are subject to Chapter 11, all transactions outside the ordinary course of business will require the prior approval of the Bankruptcy Court.

On March 20, 2009, the Bankruptcy Court approved the Debtors’ “first day” motions.  Specifically, the Bankruptcy Court granted the Debtors, among other things, interim approval to access $190 million of its $400 million DIP Credit Facility, approval to pay outstanding employee wages, health benefits, and certain other employee obligations and authority to continue to honor their current customer policies and programs, in order to ensure the reorganization process will not adversely impact their customers.  On April 29, 2009, the Bankruptcy Court entered a final order providing full access to the $400 million DIP Credit Facility.  The Bankruptcy Court also approved Amendment No. 1 to the DIP Credit Facility which provided for, among other things: (i) an increase in the outstanding amount of inter-company loans the Debtors could make to our non-debtor foreign subsidiaries from $8 million to $40 million; (ii) a reduction in the required level of borrowing availability under the minimum availability covenant; and (iii) the elimination of the requirement to pay additional interest expense if a specified level of accounts receivable financing was not available to our European subsidiaries.

On July 13, 2009, the Company and the parties to the DIP Credit Facility entered into Amendment No. 2 to the DIP Credit Facility subject to approvals by the Court and our Board of Directors which approvals were obtained on July 14 and July 15, 2009, respectively.  The DIP Credit Facility was amended to provide for, among other things, an option by us to extend the maturity of the DIP Credit Facility for two consecutive three month periods subject to the satisfaction of certain conditions.  Prior to Amendment No. 2, the DIP Credit Facility matured on the earlier of 364 days from the first borrowing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the DIP Credit Facility).

As a consequence of the Chapter 11 cases, substantially all pre-petition litigation and claims against the Debtors have been stayed.  Accordingly, no party may take any action to collect pre-petition claims or to pursue litigation arising as a result of pre-petition acts or omissions except pursuant to an order of the Bankruptcy Court.

On August 21, 2009, the Bankruptcy Court established October 30, 2009 as the deadline for the filing of proofs of claim against the Debtors (the “Bar Date”).  Under certain limited circumstances, some creditors may be permitted to file proofs of claims after the Bar Date.  Accordingly, it is possible that not all potential proofs of claim were filed as of the filing of this Annual Report.

The Debtors have received approximately 15,300 proofs of claim covering a broad array of areas.  Approximately 8,000 proofs of claim have been asserted in “unliquidated” amounts or contain an unliquidated component that are treated as being asserted in “unliquidated” amounts.  Excluding proofs of claim in “unliquidated” amounts, the aggregate amount of proofs of claim filed totaled approximately $23.6 billion.  See Note 21 – Legal Proceedings and Contingencies in the Notes to Consolidated Financial Statements for a discussion of the types of proofs of claim filed against the Debtors.

We are in the process of evaluating the amounts asserted in and the factual and legal basis of the proofs of claim filed against the Debtors.  Based upon our initial review and evaluation, which is continuing, a significant number of proofs of claim are duplicative and/or legally or factually without merit.  As to those claims, we have filed and intend to file objections with the Bankruptcy Court.  However, there can be no assurance that these claims will not be allowed in full.

Further, while the Debtors believe they have insurance to cover certain asserted claims, there can be no assurance that material uninsured obligations will not be allowed as claims in the Chapter 11 cases.  Because of the substantial number of asserted contested claims, as to which review and analysis is ongoing, there is no assurance as to the ultimate value of claims that will be allowed in these Chapter 11 cases, nor is there any assurance as to the ultimate recoveries for the Debtors’ stakeholders, including the Debtors’ bondholders and shareholders.  The differences between amounts recorded by the Debtors and proofs of claims filed by the creditors will continue to be investigated and resolved through the claims reconciliation process.

We have recognized certain charges related to expected allowed claims.  As we complete the process of evaluating and resolving the proofs of claim, appropriate adjustments to our Consolidated Financial Statements will be made.  Adjustments may also result from actions of the Bankruptcy Court, settlement negotiations, rejection of executory contracts and real property leases, determination as to the value of any collateral securing claims and other events.  Any such adjustments could be material to our financial condition or results of operations in any given period.  For additional information on liabilities subject to compromise, see Note 4 – Liabilities Subject to Compromise and Reorganization Items, Net in the Notes to Consolidated Financial Statements.

As provided by the Bankruptcy Code, the Debtors have the exclusive right to file and solicit acceptance of a Plan for 120 days after the Petition Date with the possibility of extensions thereafter.  On February 23, 2010, the Bankruptcy Court granted our application for an extension of the period during which we have the exclusive right to file a Plan from February 11, 2010 to June 11, 2010.  The Bankruptcy Court had previously granted our applications for an extension of the exclusivity period on July 28, 2009 and October 27, 2009.  There can be no assurance that a Plan will be filed by the Debtors or confirmed by the Bankruptcy Court, or that any such Plan will be consummated.  After a Plan has been filed with the Bankruptcy Court, the Plan, along with a disclosure statement approved by the Bankruptcy Court, will be sent to all creditors and other parties entitled to vote to accept or reject the Plan.  In order to confirm a Plan, the Bankruptcy Court must make certain findings as required by the Bankruptcy Code.  The Bankruptcy Court may confirm a Plan notwithstanding the non-acceptance of the Plan by an impaired class of creditors or equity security holders if certain requirements of the Bankruptcy Code are met.

On January 15, 2010 we entered into Amendment No. 3 of the DIP Credit Facility that provided for, among other things, the consent of our DIP lenders to the sale of the PVC additives business.

On February 9, 2010, the Bankruptcy Court gave interim approval of an Amended and Restated Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (the “Amended and Restated DIP Credit Agreement”) by and among the Debtors, Citibank N.A. and the other lenders party thereto.  The Amended and Restated DIP Credit Agreement provides for a first priority and priming secured revolving and term loan credit commitment of up to an aggregate of $450 million.  The proceeds of the loans and other financial accommodations incurred under the Amended and Restated DIP Credit Agreement were used to, among other things, to refinance the obligations outstanding under the DIP Credit Facility and provide working capital for general corporate purposes.  The Amended and Restated DIP Credit Agreement provided a substantial reduction in the Company’s financing costs through interest rate reductions and the avoidance of the extension fees that would have been payable under the DIP Credit Facility in February and May 2010.  It also provided us with greater flexibility to operate our business.  The Amended and Restated DIP Credit Agreement closed on February 12, 2010 with the drawings of the $300 million term loan.  On February 18, 2010, the Bankruptcy Court entered a final order providing full access to the Amended and Restated DIP Credit Agreement.  The Amended and Restated DIP Credit Agreement matures on the earlier of 364 days after the closing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the Amended and Restated DIP Credit Agreement).

The ultimate recovery by the Debtors’ creditors and our shareholders, if any, will not be determined until confirmation and implementation of a Plan.  No assurance can be given as to what recoveries, if any, will be assigned in the Chapter 11 cases to each of these constituencies.  A Plan could result in our shareholders receiving little or no value for their interests and holders of the Debtors’ unsecured debt, including trade debt and other general unsecured creditors, receiving less, and potentially substantially less, than payment in full for their claims.  Because of such possibilities, the value of our common stock and unsecured debt is highly speculative.  Accordingly, we urge that appropriate caution be exercised with respect to existing and future investments in any of these securities.  Although the shares of our common stock continue to trade on the Pink Sheets Electronic Quotation Service (“Pink Sheets”) under the symbol “CEMJQ,” the trading prices may have little or no relationship to the actual recovery, if any, by the holders under any eventual Bankruptcy Court-approved Plan.  The opportunity for any recovery by holders of our common stock under such Plan is uncertain as all creditors’ claims must be met in full, with interest where due, before value can be attributed to the common stock and, therefore, the shares of our common stock may be cancelled without any compensation pursuant to such Plan.

Continuation of our operations as a going concern is contingent upon, among other things, our ability and/or the Debtors’ ability (i) to comply with the terms and conditions of the Amended and Restated DIP Credit Agreement, as amended; (ii) to obtain confirmation of a Plan under the Bankruptcy Code; (iii) to return to profitability; (iv) to generate sufficient cash flow from operations; and (v) to obtain financing sources to meet our future obligations.  These matters raise substantial doubt about our ability to continue as a going concern.  The Consolidated Financial Statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.  Additionally, a Plan could materially change amounts reported in the Consolidated Financial Statements, which do not give effect to all adjustments of the carrying value of assets and liabilities that may be necessary as a consequence of completing reorganization under Chapter 11 of the Bankruptcy Code.

In addition, as part of our emergence from bankruptcy protection, we may be required to adopt fresh start accounting in a future period.  If fresh start accounting is applicable, our assets and liabilities will be recorded at fair value as of the fresh start reporting date.  The fair value of our assets and liabilities as of such fresh start reporting date may differ materially from the recorded values of assets and liabilities on our Consolidated Balance Sheets.  Further, if fresh start accounting is required, our financial results after the application of fresh start accounting may be different from historical trends.

Restructuring

In 2009, we initiated a comprehensive review process to strengthen our core businesses and improve our financial health, a process that is continuing in 2010.  As part of this process, we have undertaken a review of each of our businesses, individually and as part of our portfolio.  The review includes a determination of whether to continue in, consolidate, reorganize, exit or expand our businesses, operations and product lines.  In each case, we determined whether, on a short-term or long-term basis, the business, operation or product line constitutes a strategic fit with our core business as a global provider of specialty chemical products, contributes to our financial health and will achieve our business objectives.  If it does not, we will implement initiatives which may include, among other things, limiting or exiting the business, operation or product line, consolidating operations or facilities or selling or otherwise disposing of the business or asset.   Our review process also involves expanding businesses and product lines and bringing new products to market with significant growth opportunities.  Our goal is to reshape our Company into a stronger and leaner global enterprise focused on growth.

As a result of our review process, we have identified certain assets for potential sale.  In other cases, we have determined that restructuring or consolidating our operations or changing the way we do business or bring our products to market would further our business goals.  As the review process continues, additional assets may be sold or restructured, operations may be consolidated or exited and businesses, operations and product lines may be expanded.

In particular, during the fourth quarter of 2009, we initiated the process of selling our PVC additives business which resulted on February 23, 2010 in a definitive purchase agreement to sell our PVC additives business.  The transaction closed in the second quarter of 2010.  On January 25, 2010, we announced a restructuring plan involving the consolidation and idling of certain assets within the Flame Retardants business operations in El Dorado, Arkansas.  We transferred certain operations to third-party logistics providers, enabling us to maintain service levels at a more competitive cost.  We also entered into raw material supply agreements that will reduce the costs of our products.

As we implement these initiatives, we also focused on growth opportunities.  We plan to expand capacity at Gulf Stabilizer Industries, our joint venture facility in Al Jubail, Saudi Arabia and advance towards a joint venture between Al Zamil Group Holding Company and Chemtura Organometallics GmbH to build a world-scale metal alkyls manufacturing facility in Jubail Industrial City, Saudi Arabia.  We have also brought to market new and innovative product offerings.

We are reviewing approximately 13,000 of our executory contracts and real property leases to determine whether they constitute a strategic fit within our core business and, if not, to evaluate whether they should be assumed, rejected or restructured as permitted under the Bankruptcy Code.  While this process is not complete, we have taken actions accordingly, including rejecting various executory contracts and real property leases that do not further our business objectives.

Beginning in 2008 and continuing in 2009, we initiated cost reduction, working capital and other initiatives that generated positive cash flow over the last four quarters and allowed us to accumulate substantial cash balances.  We have achieved or exceeded all performance levels required in the DIP Credit Facility.

We believe that these continuing restructuring activities and growth initiatives have improved our financial strength which we believe will allow us to emerge successfully from Chapter 11 in 2010.

Reorganization Items

We have and will continue to incur substantial expenses resulting from our Chapter 11 cases.  Reorganization items, net presented in our Consolidated Statement of Operations represent the direct and incremental costs related to our Chapter 11 cases such as professional fees, gains related to the settlement of claims in the Chapter 11 cases and rejections or terminations of executory contracts and real property leases.  During 2009, we recorded $97 million of reorganization items, net.  We expect that our restructuring activities in 2010 will likely result in additional charges for reorganization items, net that could be material to our results of operations, financial condition or cash flows in any given period.  For additional information on reorganization items, net, see Note 4 – Liabilities Subject to Compromise and Reorganization Items, Net in the Notes to Consolidated Financial Statements.

Cash Flows from Operating Activities

Net cash provided by operating activities was $49 million in 2009 compared with $11 million of net cash used in operating activities in 2008. Changes in key accounts are summarized below:

Favorable (unfavorable)
(In millions)	2009	2008	Change
Accounts receivable	$36	$89	$(53)
Impact of accounts receivable facilities	(103)	(136)	33
Inventories	85	(12)	97
Accounts payable	16	(25)	41
Pension and post-retirement health care liabilities	(26)	(46)	20
Liabilities subject to compromise	(31)	-	(31)

During 2009, accounts receivable decreased by $36 million as compared with an $89 million decrease in 2008. The 2009 and 2008 decreases in accounts receivable were driven by reduced sales and the benefit of our collection efforts.  In 2009, the decrease in the proceeds from the sale of accounts receivable was $103 million, compared with a decrease of $136 million in 2008.  The decrease in 2009 was due to the termination of the 2009 U.S. Facility which was a condition of the establishment of the DIP Credit Facility and the restricted availability and access to the European Facility leading to its termination in the second quarter of 2009.  The decrease in 2008 related to reduced accounts receivable and changes in the terms of the accounts receivable facilities in both the U.S. and Europe.  Inventory decreased by $85 million in 2009 as compared with an increase of $12 million in 2008.  The decrease in 2009 was primarily due to lower product costs, inventory reduction initiatives and lower demand.  The increase in 2008 was primarily due to the impact of increases in the costs of raw material and packaging.  Accounts payable increased by $16 million in 2009 and decreased by $25 million in 2008 primarily due to the timing of vendor payments.  Liabilities subject to compromise were affected by payments of $31 million against pre-petition liabilities that were approved by the Bankruptcy Court.

During 2009, our pension and post-retirement healthcare liabilities decreased by $26 million, primarily due to contributions. Contributions amounted to $28 million in 2009, which include $15 million for domestic plans and $13 million for international plans. During 2008, our pension and post-retirement healthcare liabilities decreased by $46 million primarily due to contributions. Contributions amounted to $42 million in 2008, which included $22 million for domestic plans and $20 million for international plans.

Net cash provided by operating activities in 2009 also reflected the impact of various charges and changes in pre-existing reserves.  A summary of these items and the net impact on cash flows provided by (used in) operating activities is as follows:

	Net Change per
	Consolidated	2009	2009
	Statement of	Expense	Cash
(In millions)	Cash Flows	(Benefit)	Payments
Interest payable	$25	$70	$(45)
Income taxes payable	(23)	10	(33)
Facility closure, severance and related costs	(22)	3	(25)
Antitrust settlement costs	-	6	(6)
Environmental liabilities	11	20	(9)
Management incentive plans	5	9	(4)

Net cash provided by operating activities in 2009 also reflected the impact of certain non-cash charges, including $173 million of depreciation and amortization expense, $104 million in impairment charges, $73 million for changes in estimates related to expected allowable claims, $35 million of reorganization items, net and $11 million related to other non-cash charges.

Cash Flows from Investing and Financing Activities

Net cash used in investing activities was $58 million for 2009, which reflected net proceeds from prior year divestments of the oleochemicals and fluorine chemicals businesses of $3 million offset by $5 million of net cash paid as deferred consideration for a prior year acquisition.  Additionally, capital expenditures for 2009 amounted to $56 million as compared with $121 million for 2008 due to our continuing effort to control discretionary cash expenditures and restrictions under our DIP Credit Facility.  Expenditures were primarily related to U.S. and foreign facilities, the SAP project and environmental and other compliance requirements.

Net cash provided by financing activities was $173 million for 2009, which included proceeds from the DIP Credit Facility of $250 million, partially offset by payments of debt issuance costs on the DIP Credit Facility of $30 million, net repayments on the 2007 Credit Facility of $28 million, and net payments on other borrowings of $19 million.

Dividend payments totaled $36 million in 2008.  On October 30, 2008, we announced that we would suspend the payment of dividends to conserve cash and expand liquidity in a period of economic uncertainty. There were no dividend payments in 2009.

Contractual Obligations and Other Cash Requirements

We have obligations to make future cash payments under contracts and commitments, including long-term debt agreements, lease obligations, environmental liabilities, antitrust settlements, post-retirement health care liabilities, facility closures, severance and related costs, and other long-term liabilities.

The following table summarizes our significant contractual obligations and other cash requirements as of December 31, 2009.  Payments associated with liabilities subject to compromise, except for those liabilities approved by the Bankruptcy Court, have been excluded from the table below, as we cannot accurately forecast the future amounts and timing of the payments given the inherent uncertainties associated with our Chapter 11 cases.

(In millions)		Payments Due by Period
								2015 and
Contractual Obligations*		Total	2010	2011	2012	2013	2014	Thereafter
Total debt (including capital leases)	(a)	$254	$252	$-	$1	$-	$1	$-
Operating leases	(b)	77	16	10	8	6	5	32
Contractual antitrust settlements	(c)	6	6	-	-	-	-	-
Facility closures, severance and related cost liabilities	(d)	4	4	-	-	-	-	-
Capital expenditures	(e)	12	12	-	-	-	-	-
Interest payments	(f)	29	29	-	-	-	-	-
Subtotal - Contractual Obligations		382	319	10	9	6	6	32
Environmental liabilities	(g)	84	14	18	11	8	6	27
Post-retirement health care liabilities	(h)	17	1	1	1	1	1	12
Other long-term liabilities (excluding pension liabilities)		33	2	7	3	3	1	17
Total cash requirements		$516	$336	$36	$24	$18	$14	$88

*
Additional information is provided in the Debt, Leases, Legal Proceedings and Contingencies, Pension and Other Post-Retirement Plans, Restructuring and Asset Impairment Activities, and Income Taxes Notes to our Consolidated Financial Statements.

(a)
Our debt agreements include various bank loans and future minimum payments under capital leases for which payments will be payable through 2014.  As the Amended and Restated DIP Credit Agreement was entered into in February 2010, it is not reflected as an obligation as of December 31, 2009.  The future minimum lease payments under capital leases at December 31, 2009 were not significant.  Obligations by period reflect stated contractual due dates.  Debt obligations in this table exclude $1.2 billion of liabilities subject to compromise.

(b)
Represents operating lease obligations primarily related to buildings, land and equipment.  Such obligations are net of future sublease income and will be expensed over the life of the related lease contracts.  Includes leases renegotiated through the Chapter 11 cases that received Bankruptcy Court approval.

(c)
Represents final installment payments of fines provided in the settlement of U.S. and Canadian antitrust cases, which received Bankruptcy Court approval.  Under the agreement reached with the U.S. and Canadian authorities, the amount of these payments can increase if general unsecured creditors receive 62% or more of their claims under the terms of the Plan confirmed by the Bankruptcy Court.

(d)	Represents estimated payments from accruals related to our cost reduction programs.

(e)	Represents capital commitments for various open projects.

(f)
Represents interest payments related to various debt agreements.  Interest obligations in the table exclude interest payable on $1.2 billion of debt obligations classified as liabilities subject to compromise.

(g)
We have environmental liabilities for future remediation and operating and maintenance costs directly related to remediation.  We estimate that the environmental liability could range up to $164 million.  We have recorded a liability for environmental remediation of $122 million at December 31, 2009 of which $42 million is classified as liabilities subject to compromise.  Environmental liability obligations in the table exclude the $42 million classified as liabilities subject to compromise.

(h)
We have post-retirement health care plans that provide health and life insurance benefits to certain retired and active employees and their beneficiaries.  These plans are generally not pre-funded and expenses are paid by us as incurred, with the exception of certain inactive government related plans that are paid from plan assets.  Post-retirement health care liability obligations in the table exclude $133 million of liabilities subject to compromise.

During 2009, we made payments of $31 million and $2 million for operating leases and unconditional purchase obligations, respectively.

We fund our defined benefit pension plans based on the minimum amounts required by law plus additional voluntary contribution amounts we deem appropriate.  Estimated future funding requirements are highly dependent on factors that are not readily determinable.  These include changes in legislation, returns earned on pension investment and other factors related to assumptions regarding future liabilities.  We made contributions of $28 million in 2009 to our domestic and international pension and post-retirement benefit plans (including payments made by us directly to plan participants).  See “Critical Accounting Estimates” below for details regarding current pension assumptions.  To the extent that current assumptions are not realized, actual funding requirements may be significantly different from those described below.  Applying the provisions of the Pension Protection Act of 2006, we are not required to contribute to the domestic qualified pension plans in 2010.  The following table summarizes the estimated future funding requirements for defined benefit pension plans under current assumptions:

	Funding Requirements by Period
(In millions)	2010	2011	2012	2013	2014
Qualified domestic pension plans	$-	$30	$56	$45	$42
International and non-qualified pension plans	17	17	18	18	20
Total pension plans	$17	$47	$74	$63	$62

Other Sources and Uses of Cash

We expect to finance our continuing operations and capital spending requirements for 2010 with cash flows provided by operating activities, available cash and cash equivalents, and borrowings under the Amended and Restated DIP Credit Agreement and other sources.  Cash and cash equivalents as of December 31, 2009 were $236 million.

Bank Covenants and Guarantees

On March 18, 2009, the Debtors entered into a $400 million DIP Credit Facility arranged by Citigroup Global Markets Inc. with Citibank, N.A. as Administrative Agent.  On March 20, 2009, the Bankruptcy Court entered an interim order providing approval for the Debtors to access $190 million of the DIP Credit Facility in the form of a $165 million term loan and a $25 million revolving credit facility.  The DIP Credit Facility closed on March 23, 2009 with the drawing of the $165 million term loan.  The initial proceeds were used to fund the termination of the 2009 U.S. Facility, pay fees and expenses associated with the transaction and fund business operations.

On April 28, 2009, the Company, certain of our subsidiaries that are guarantors under the DIP Credit Facility, the banks, financial institutions and other institutional lenders party to the DIP Credit Facility (the “Lenders”), and Citibank, N.A., as Administrative Agent for the Lenders, entered into Amendment No. 1 to the DIP Credit Facility.  Amendment No. 1 amended the DIP Credit Facility to provide for, among other things, (i) an increase in the outstanding amount of inter-company loans the Debtors could make to our non-debtor foreign subsidiaries from $8 million to $40 million; (ii) a reduction in the required level of borrowing availability under the minimum availability covenant; and (iii) the elimination of the requirement to pay additional interest expense if a specified level of accounts receivable financing was not available to our European subsidiaries.  On April 29, 2009, the Bankruptcy Court granted final approval of the DIP Credit Facility, as amended pursuant to Amendment No. 1 thereto.

The DIP Credit Facility was comprised of the following:  (i) a $250 million non-amortizing term loan; (ii) a $64 million revolving credit facility; and (iii) an $86 million revolving credit facility representing the “roll-up” of certain outstanding secured amounts owed to lenders under the existing 2007 Credit Facility who have commitments under the DIP Credit Facility.  In addition, a sub-facility for letters of credit (“Letters of Credit”) in an aggregate amount of $50 million were available under the unused commitments of the revolving credit facilities.

The Bankruptcy Court entered a final order providing full access to the $400 million DIP Credit Facility on April 29, 2009.  On May 4, 2009, we drew the $85 million balance of the $250 million term loan and used the proceeds together with cash on hand to fund the $86 million “roll up” of certain outstanding secured amounts owed to certain lenders under the 2007 Credit Facility as approved by the final order.

On July 13, 2009, the Company and the parties to the DIP Credit Facility entered into Amendment No. 2 to the DIP Credit Facility subject to approvals by the Bankruptcy Court and our Board of Directors which approvals were obtained on July 14 and July 15, 2009, respectively.  Amendment No. 2 amended the DIP Credit Facility to provide for, among other things, our option to extend the maturity of the DIP Credit Facility for two consecutive three month periods subject to the satisfaction of certain conditions.  Prior to Amendment No. 2, the DIP Credit Facility matured on the earlier of 364 days (from the Petition Date), the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the DIP Credit Facility).

On January 15, 2010, we entered into Amendment No. 3 of the DIP Credit Facility that provided for, among other things, the consent of our DIP lenders to the sale of the PVC additives business.

On February 9, 2010, the Bankruptcy Court gave interim approval of the Amended and Restated DIP Credit Agreement.  The Amended and Restated DIP Credit Agreement provides for a first priority and priming secured revolving and term loan credit commitment of up to an aggregate of $450 million.  The Amended and Restated DIP Credit Agreement consists of a $300 million term loan and a $150 million revolving credit facility.  The proceeds of the term loan and other financial accommodations incurred under the Amended and Restated DIP Credit Agreement were used to, among other things, refinance the obligations outstanding under the DIP Credit Facility and provide working capital for general corporate purposes.  The Amended and Restated DIP Credit Agreement provided a substantial reduction in our financing costs through interest rate reductions and avoidance of the extension fees that would have been payable under the DIP Credit Facility in February and May 2010.  The Amended and Restated DIP Credit Agreement closed on February 12, 2010 with the drawings of the $300 million term loan and matures on the earlier of 364 days after the closing, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the Amended and Restated DIP Credit Agreement).

The Amended and Restated DIP Credit Agreement, as was the DIP Credit Facility, is secured by a super-priority lien on substantially all of our U.S. assets, including (i) cash, (ii) accounts receivable; (iii) inventory; (iv) machinery, plant and equipment; (v) intellectual property; (vi) pledges of the equity of first tier subsidiaries; and (vii) pledges of debt and other instruments.

Availability of credit under the Amended and Restated DIP Credit Agreement, as was availability under the DIP Credit Facility, is equal to (i) the lesser of (a) the Borrowing Base (as defined below) and (b) the effective commitments under the DIP Credit Facility minus (ii) the aggregate amount of the DIP Loans and any undrawn or unreimbursed Letters of Credit.  Borrowing Base is the sum of (i) 80% of the Debtors’ eligible accounts receivable, plus (ii) the lesser of (a) 85% of the net orderly liquidation value percentage (as defined in the DIP Credit Facility) of the Debtors’ eligible inventory and (b) 75% of the cost of the Debtors’ eligible inventory, plus (iii) $275 million ($125 million under the DIP Credit Facility), less certain reserves determined in the discretion of the Administrative Agent to preserve and protect the value of the collateral.  As of December 31, 2009, extensions of credit outstanding under the DIP Credit Facility consisted of the $250 million term loan and Letters of Credit of $19 million.

Borrowings under the DIP Credit Facility term loans and the $64 million revolving facility bore interest at a rate per annum equal to, at our election, (i) 6.5% plus the Base Rate (defined as the higher of (a) 4%; (b) Citibank N.A.’s published rate; or (c) the Federal Funds rate plus 0.5%) or (ii) 7.5% plus the Eurodollar Rate (defined as the higher of (a) 3% or (b) the current LIBOR rate adjusted for reserve requirements).  Borrowings under the $86 million revolving facility bear interest at a rate per annum equal to, at our election, (i) 2.5% plus the Base Rate or (ii) 3.5% plus the Eurodollar Rate.  Additionally, we paid an unused commitment fee of 1.5% per annum on the average daily unused portion of the revolving facilities and a letter of credit fee on the average daily balance of the maximum daily amount available to be drawn under Letters of Credit equal to the applicable margin above the Eurodollar Rate applicable for borrowings under the applicable revolving 2007 Credit Facility.  Certain fees were payable to the lenders upon the reduction or termination of the commitment and upon the substantial consummation of a Plan as described more fully in the DIP Credit Facility including an exit fee payable to the Lenders of 2% of “roll-up” commitments and 3% of all other commitments.  These fees were paid upon the funding of the term loan under the Amended and Restated DIP Credit Agreement.

Borrowings under the Amended and Restated DIP Credit Agreement term loan bear interest at a rate per annum equal to, at our election, (i) 3.0% plus the Base Rate (defined as the higher of (a) 3%; (b) Citibank N.A.’s published rate; or (c) the Federal Funds rate plus 0.5%) or (ii) 4.0% plus the Eurodollar Rate (defined as the higher of (a) 2% or (b) the current LIBOR rate adjusted for reserve requirements).  Borrowings under the $150 million revolving facility bear interest at a rate per annum equal to, at our election, (i) 3.25% plus the Base Rate or (ii) 4.25% plus the Eurodollar Rate.  Additionally, we pay an unused commitment fee of 1.0% per annum on the average daily unused portion of the revolving facilities and a letter of credit fee on the average daily balance of the maximum daily amount available to be drawn under Letters of Credit equal to the applicable margin above the Eurodollar Rate applicable for borrowings under the applicable revolving 2007 Credit Facility.

Our obligations as borrower under the Amended and Restated DIP Credit Agreement, as they were under the DIP Credit Facility, are guaranteed by our U.S. subsidiaries who are Debtors in the Chapter 11 cases, which own substantially all of our U.S. assets.  The obligations must also be guaranteed by each of our subsidiaries that become party to the Chapter 11 cases, subject to specified exceptions.

All amounts owing by us and the guarantors under the Amended and Restated DIP Credit Agreement and certain hedging arrangements and cash management services, as they were under the DIP Credit Facility, are secured, subject to a carve-out as set forth in the Amended and Restated DIP Credit Agreement (the “Carve-Out”), for professional fees and expenses (as well as other fees and expenses customarily subject to such Carve-Out), by (i) a first priority perfected pledge of (a) all notes owned by us and the guarantors and (b) all capital stock owned by us and the guarantors (subject to certain exceptions relating to their respective foreign subsidiaries) and (ii) a first priority perfected security interest in all other assets owned by us and the guarantors, in each case, junior only to liens as set forth in the Amended and Restated DIP Credit Agreement and the Carve-Out.

The Amended and Restated DIP Credit Agreement, as did the DIP Credit Facility, requires that we meet certain financial covenants including the following: (a) minimum cumulative monthly earnings before interest, taxes, and depreciation (“EBITDA”), after certain adjustments, on a consolidated basis; (b) a maximum variance of the weekly cumulative cash flows of the Debtors, compared to an agreed upon forecast; (c) minimum borrowing availability of $20 million; and (d) maximum quarterly capital expenditures.  In addition, the Amended and Restated DIP Credit Agreement contains covenants which, among other things, limit the incurrence of additional debt, operating leases, issuance of capital stock, issuance of guarantees, liens, investments, disposition of assets, dividends, certain payments, mergers, change of business, transactions with affiliates, prepayments of debt, repurchases of stock and redemptions of certain other indebtedness and other matters customarily restricted in such agreements.  As of December 31, 2009, we were in compliance with the covenant requirements of the DIP Credit Facility.

The Amended and Restated DIP Credit Agreement contains events of default triggered upon, among others things, payment defaults, breaches of representations and warranties, and covenant defaults.

We have standby letters of credit and guarantees with various financial institutions the majority of which were issued under the 2007 Credit Facility.  Any additional drawings of letter of credits issued under the 2007 Credit Facility will be classified as liabilities subject to compromise in the Consolidated Balance Sheet.  At December 31, 2009, we had $52 million of outstanding letters of credit and guarantees primarily related to liabilities for environmental remediation, vendor deposits, insurance obligations and European value added tax obligations.  The outstanding letters of credit include $33 million issued under the 2007 Credit Facility that are pre-petition liabilities and $19 million issued under the DIP Credit Facility letter of credit sub-facility.  We also had $17 million of third party guarantees at December 31, 2009 for which we have reserved $2 million at December 31, 2009, which represents the probability weighted fair value of these guarantees.

RESULTS OF OPERATIONS
(In millions, except per share data)
	2009	2008	2007
Net Sales
Consumer Performance Products	$457	$516	$567
Industrial Performance Products	999	1,465	1,513
Crop Protection Engineered Products	332	394	352
Industrial Engineered Products	512	779	938
Net Sales	$2,300	$3,154	$3,370

Operating Profit (Loss)
Consumer Performance Products	$63	$50	$62
Industrial Performance Products	91	105	140
Crop Protection Engineered Products	42	78	58
Industrial Engineered Products	3	43	39
Segment Operating Profit	199	276	299

General corporate expense including amortization	(106)	(113)	(110)
Change in useful life of property, plant and equipment	-	(32)	(40)
Facility closures, severance and related costs	(3)	(23)	(34)
Antitrust costs	(10)	(12)	(35)
Loss on sale of businesses	-	(25)	(15)
Impairment of long-lived assets	(39)	(986)	(19)
Changes in estimates related to expected allowable claims	(73)	-	-
Total Operating (Loss) Profit	(32)	(915)	46

Interest expense	(70)	(78)	(87)
Other (expense) income, net	(17)	9	(5)
Reorganization items, net	(97)	-	-

Loss from continuing operations before income taxes	(216)	(984)	(46)
Income tax (provision) benefit	(10)	29	-

Loss from continuing operations	(226)	(955)	(46)
(Loss) earnings from discontinued operations, net of tax	(63)	(16)	27
(Loss) gain on sale of discontinued operations, net of tax	(3)	-	24
Net (loss) earnings	(292)	(971)	5
Less: net earnings attributable to non-controlling interests	(1)	(2)	(8)
Net loss attributable to Chemtura Corporation	$(293)	$(973)	$(3)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED - ATTRIBUTABLE TO CHEMTURA CORPORATION:
Loss from continuing operations	$(0.93)	$(3.94)	$(0.22)
(Loss) earnings from discontinued operations	(0.26)	(0.07)	0.11
(Loss) gain on sale of discontinued operations	(0.01)	-	0.10
Net loss attributable to Chemtura Corporation	$(1.20)	$(4.01)	$(0.01)

2009 COMPARED TO 2008

Overview

Consolidated net sales of $2.3 billion for 2009 were $0.9 billion lower than the prior year.  The decrease in net sales was attributable to reduced sales volumes of $778 million primarily due to the global economic slow down and its impact on the industries we supply, unfavorable currency translation of $44 million, the impact of the divestiture of the oleochemicals business in the Industrial Engineered Products segment of $31 million and reduced selling prices of $1 million.  The reduction in volume impacted all segments, particularly the Industrial Performance Products and the Industrial Engineered Products segments.  All segments experienced a reduction in selling prices, except for the Consumer Performance Products segment.  Selling price increases that occurred in 2008 within the Consumer Performance Products segment were in response to increases in the costs of raw materials.

Gross profit decreased by $138 million to $579 million for 2009 as compared with 2008.  The decrease in gross profit was primarily driven by a $221 million reduction in sales volume and unfavorable product mix, $35 million from unfavorable manufacturing costs (largely due to lower plant utilization), $10 million in unfavorable foreign currency translation and a $5 million benefit in 2008 from insurance proceeds.  These impacts were partially offset by a $103 million decrease in raw material and energy costs, $16 million in lower distribution costs, a $7 million charge in 2008 for an assumed lease, a $2 million reduction in accelerated asset retirement and other decreases in costs of $5 million.  Gross profit as a percentage of sales increased to 25% in 2009 from 23% in 2008 mainly due to lower direct product costs.

Selling, general and administrative (“SG&A”) expense of $289 million for 2009 was $34 million lower than in 2008.  The decrease in SG&A reflected the favorable benefit of our restructuring programs and tight control of discretionary spending.  Favorable foreign currency translation contributed $7 million to the reduction, which was offset by the benefit of a $4 million pension plan curtailment gain in 2008.

Depreciation and amortization expense of $162 million for 2009 was $59 million lower than in 2008.  This decrease is primarily due to accelerated depreciation taken in 2008 related to the divested oleochemicals business and our legacy enterprise resource planning (“ERP”) systems.

Research and development (“R&D”) expense of $35 million for 2009 was $11 million lower than in 2008 as a result of cost reduction initiatives.

Facility closure, severance and related costs of $3 million in 2009 and $23 million in 2008 were primarily due to our restructuring program announced in December 2008 which involved a worldwide reduction in our professional and administrative staff of approximately 500 people.

We incurred antitrust costs of $10 million in 2009, which primarily represented a judgment in litigation related to certain rubber chemical claimants and legal costs associated with antitrust investigations and civil lawsuits.  Antitrust costs of $12 million in 2008 were primarily related to settlement offers made to certain rubber chemical claimants and legal costs associated with antitrust investigations and civil lawsuits.

Loss on sale of business of $25 million in 2008 was primarily related to the sale of the oleochemicals business.

We recorded a charge of $39 million in 2009 for the impairment of long-lived assets.  The 2009 charge included the impairment of goodwill of $37 million and the impairment of intangible assets of $2 million within the Consumer Performance Products segment.  The impairment charges were principally the result of underperformance of the reporting units in these segments contributed by weaker industry demand due to the global economic recession.  These factors resulted in reduced expectations for future cash flows and lower estimated fair values for the respective assets.

We recorded a charge of $986 million in 2008 for the impairment of long-lived assets.  The 2008 charge included the impairment of goodwill of $540 million for the Consumer Performance Products segment, $82 million for the Industrial Performance Products segment and $363 million for the Industrial Engineered Products segment.  The impairment charges were primarily the result of updated long-term financial projections and the deteriorating financial performance in the fourth quarter of 2008, coupled with adverse equity market conditions.

We incurred charges of $73 million for changes in estimates related to expected allowable claims.  These charges represent adjustments to liabilities subject to compromise (primarily legal and environmental reserves) as a result of the proofs of claim evaluation process.

We incurred an operating loss of $32 million for 2009 compared with an operating loss of $915 million for 2008.  The decrease in the operating loss of $883 million reflected the $947 million decrease in impairment of long-lived assets, primarily due to the goodwill impairment in 2008; a $59 million decrease in depreciation and amortization expense, primarily due to accelerated depreciation taken in 2008; a $45 million decrease in SG&A and R&D (“SGA&R”) expenses due to the benefits of our restructuring and other cost reduction initiatives; a $25 million loss on the sale of the oleochemicals business in 2008; a $20 million decrease in facility closures, severance and related costs; and a $2 million decrease in antitrust costs.  These favorable impacts were partially offset by a $138 million decrease in gross profit discussed above, a $73 million charge in 2009 for changes in estimates related to expected allowable claims and $4 million in lower equity income.

Loss from continuing operations attributable to Chemtura for 2009 was $227 million, or $0.93 per diluted share, as compared with a loss of $957 million, or $3.94 per diluted share in 2008.

Consumer Performance Products

Net sales for the Consumer Performance Products segment decreased by $59 million to $457 million in 2009 compared with $516 million in 2008.  Operating profit increased $13 million in 2009 to $63 million compared with $50 million in 2008.

The $59 million decrease in net sales was driven by reduced sales volume of $89 million and the impact of unfavorable foreign currency translation of $8 million, partially offset by $38 million in price increases in response to significant raw material cost increases experienced in 2008.  The lower net sales volume in 2009 was the result of unseasonably cold and wet weather conditions in the North American market which negatively impacted the pool and spa business, the exit from our pool and spa distribution business in mid-2008 and supply disruptions due to constrained liquidity early in the 2009 season which negatively impacted sales in our home cleaning business.

Operating profit increased by $13 million due to higher selling prices of $38 million, and the benefit of cost reductions, including $9 million in lower raw material and energy costs, a $7 million reduction in distribution costs and a $20 million decrease in SGA&R and other costs.  As part of our reorganization initiatives, in the U.S., this segment transitioned to third party providers to reduce its distribution costs and improve customer service.  In September 2009, the U.S. operations also transitioned to a single instance of SAP and retired the legacy ERP system.  These cost reduction benefits were partially offset by a $46 million reduction in sales volume and unfavorable product mix combined with an $11 million increase in manufacturing costs, a $3 million increase in accelerated depreciation expense and a $1 million impact from unfavorable foreign currency translation.

Industrial Performance Products

Net sales in the Industrial Performance Products segment decreased by $466 million to $999 million in 2009 compared with $1,465 million in 2008.  Operating profit decreased $14 million in 2009 to $91 million compared with $105 million in 2008.

The $466 million decrease in net sales resulted from reduced sales volume of $414 million, $36 million in lower selling prices and $16 million in unfavorable foreign currency translation.  All product lines experienced reduced sales volumes year-over-year due to the global economic recession, although demand improved during the second half of 2009.  The lower sales prices in 2009 reflect corresponding reductions in raw material costs.

This segment’s product lines that are mostly exposed to cyclical industrial and consumer durable markets felt the brunt of the global economic recession.  Antioxidant products used in poly-olefins such as poly-propylene saw dramatic declines in volume starting in the latter part of the fourth quarter of 2008 and through much of the first half of 2009.  Castable urethane products used by small to mid-size manufacturers of industrial components and in the electronics and mining industries also saw significant declines in demand.  However, the sale of petroleum additives used in transportation lubricants and fuels proved more robust, recovering to near normal levels after some industry destocking at the start of the global economic recession.  Industrial demand started to show modest recovery by summer and continued to expand in the second half of 2009, but is still significantly lower than it was before the global economic recession.

Operating profit decreased by $14 million due to a $106 million reduction in sales volume and unfavorable product mix, a $36 million decrease in selling prices, a $1 million increase in accelerated depreciation of property, plant and equipment and a $1 million decrease in equity income.  These unfavorable drivers were partially offset by an $84 million decrease in raw material and energy costs, a $16 million decrease in SGA&R, an $11 million decrease in manufacturing costs, an $8 million decrease in distribution costs, a $2 million decrease in accelerated recognition of asset retirement obligations, a $2 million benefit from favorable foreign currency translation and a $7 million decrease in other costs.  This segment acted quickly at the outset of the global economic recession, to manage its production capacity and make fixed costs variable, mitigating some of the impact of the declines in demand.  However, it preserved spending on critical new product development programs to enable it to continue to build a platform for future growth.

Crop Protection Engineered Products (now known as Chemtura AgroSolutionsTM)

Net sales for the Crop Protection Engineered Products segment decreased by $62 million to $332 million in 2009 compared with $394 million in 2008.  Operating profit decreased $36 million to $42 million in 2009 compared with $78 million in 2008.

The decrease in net sales of $62 million reflected $47 million in lower sales volume and $15 million in unfavorable foreign currency translation.  2009 proved to be a difficult and challenging year for the global agricultural industry.  Crop prices declined reducing grower profitability and constraints in the global credit markets limited the capacity of growers to finance their crops.  In addition, there was a product cancellation in the European market.  As a result, global demand from growers declined and dealers and distributors reduced inventory, particularly in emerging markets.  This segment saw the greatest weakness in eastern European markets, although demand was soft in all markets.  The Latin American market experienced a slow start to the growing season, but demand from Brazil strengthened in the middle of the southern hemisphere’s summer.

Operating profit decreased by $36 million primarily due to $24 million of lower volume and unfavorable product mix, $11 million in higher manufacturing costs, $3 million due to higher raw material costs, $3 million in unfavorable foreign currency translation and $1 million of increased distribution costs, which were partly offset by $6 million of SGA&R and other cost reductions.  Demand has been affected by lower agricultural commodity prices and the impact of the reduced availability of credit to growers.  Manufacturing costs increased primarily due to lower production levels, driven in part by the product cancellation in the European market.

Industrial Engineered Products

Net sales in the Industrial Engineered Products segment decreased by $267 million to $512 million in 2009 compared with $779 million in 2008.  The operating profit of $3 million in 2009 reflected a deterioration of $40 million compared with a $43 million operating profit in 2008.

The decrease in net sales of $267 million reflected a decline in sales volume of $230 million, a $31 million reduction due to the divestiture of the oleochemicals business in February 2008, a $2 million reduction in selling prices which reflect corresponding reductions in raw material costs and $4 million in unfavorable foreign currency translation.

As our most cyclically exposed segment, Industrial Engineered Products experienced the greatest impact from the global economic recession.  The primary industries served by this segment are electronics, building and construction, automotive and consumer durables.  All industries experienced very sharp declines in demand in the latter part of the fourth quarter of 2008 which continued through the spring of 2009.  By summer, electronics demand started to recover benefiting the segment’s flame retardant product line.  This recovery continued throughout the balance of the year.  While demand from other industries stabilized by the summer, recovery has been very slow.  The building and construction industry, which utilizes flame retardant products, remained weak.  The organometallics product line with more specialized application experienced a smaller impact from the global recession and continued to develop new applications for its products.

The deterioration in operating profit of $40 million in 2009 reflected a $45 million reduction due to lower volume and unfavorable product mix, $25 million in unfavorable manufacturing costs (primarily due to lower plant utilization), $2 million in decreased selling prices and a $3 million decrease in equity income.  This segment also acted quickly at the outset of the global economic recession, to manage its production capacity and reduce fixed manufacturing costs, mitigating some of the impact of the declines in demand.  However, it preserved spending on critical new product development programs to enable it to continue to build a platform for future growth. These decreases in operating profit were partially offset by a $14 million decrease in raw material and energy costs, a $14 million reduction in accelerated depreciation of certain assets, an $2 million benefit from lower SGA&R, a $2 million reduction in distribution costs and $3 million of other cost reductions.

General Corporate

General corporate expense includes costs and expenses that are of a general nature or managed on a corporate basis.  These costs primarily represent corporate administration services net of costs allocated to the business segments, costs related to corporate headquarters, management compensation plan expenses related to executives and corporate managers and worldwide amortization expense.  Functional costs are allocated between the business segments and general corporate expense.

General corporate expense was $106 million for 2009, which included $38 million of amortization expense related to intangibles, compared with $113 million for 2008, which included $44 million of amortization expense.

The decrease in general corporate expense of $7 million was primarily driven by a $9 million reduction in depreciation and amortization expense (amortization expense in 2008 included a $4 million charge related to the acceleration of amortization of the intangible value of our discontinued Sun® brand product line), a $7 million charge in the first quarter of 2008 related to an assumed lease and $4 million decrease in unabsorbed overhead expense from discontinued operations.  These decreases were partially offset by a $5 million benefit in 2008 related to the recovery of insurance proceeds; $4 million in higher pension and other post-retirement benefit plan costs; and a $4 million pension plan curtailment gain in 2008.

Corporate accelerated deprecation of property, plant and equipment included a charge of $32 million in 2008 primarily related to our project to upgrade our legacy ERP systems to a single instance of SAP.

Other Expenses

Interest expense of $70 million in 2009 was $8 million lower than 2008.  Lower interest expense from not recording contractual interest expense on unsecured debt as a result of the Chapter 11 filing was partially offset by an increase due to borrowings under the DIP Credit Facility at higher interest rates than our pre-petition debt.

Other expense, net was $17 million in 2009 compared with other income, net of $9 million in 2008.  The increase in expense is primarily due to losses from unfavorable foreign exchange impacts of $47 million, primarily resulting from our inability to purchase foreign currency forward contracts under the terms of our DIP Credit Facility, partially offset by lower fees of $14 million associated with the termination of our accounts receivable financing facilities and fees of $6 million in 2008 associated with the 2007 Credit Facility amendment and waiver.

Reorganization items, net of $97 million represented items realized or incurred by us related to our reorganization under Chapter 11.  Reorganization items, net during 2009 included professional fees directly associated with the reorganization; the write-off of debt discounts, premiums and debt issuance costs; the write-off of deferred financing expenses related to the termination of the 2009 U.S. Facility; rejections or terminations of executory contracts and real property leases; gains on the settlement of claims; and reorganization initiatives for which Bankruptcy Court approval had been obtained.

Income Taxes

Our income tax expense in 2009 was $10 million compared with a benefit of $29 million in 2008.  The 2009 income tax expense included an increase to our valuation allowance and the impact of a decrease in the liability for an unrecognized tax benefit of $9 million as a result of the expiration of the statute of limitation, bankruptcy claims adjustments and favorable audit settlements or payments related to the prior years.  We provided a full valuation allowance against the tax benefit associated with our U.S. net operating loss.  The 2008 income tax benefit included the impact of a goodwill impairment charge and the increase of a valuation allowance against our deferred tax assets.

Discontinued Operations

The loss from discontinued operations in 2009 was $63 million (net of $6 million of a tax benefit) compared with a loss from discontinued operations in 2008 of $16 million (net of $2 million tax provision), which reflected the operations of the PVC additives business that was subsequently sold.  The increase in the loss from discontinued operations mainly relates to a $60 million impairment charge in the second quarter of 2009.

The loss on sale of discontinued operations in 2009 was $3 million (net of $1 million of tax), which represented an adjustment for a loss contingency related with the sale of the OrganoSilicones business in July 2003.

2008 COMPARED TO 2007

Overview

Consolidated net sales of $3.2 billion for 2008 were $216 million lower than in 2007.  Net sales decreased by $201 million due to lower volume and $205 million due to business divestitures (oleochemicals and organic peroxides businesses and the Celogen®, Diamond, and Terraclor product lines), which were partially offset by $125 million in increased selling prices, $45 million in favorable foreign currency translation and $20 million from the Kaufman Holdings Corporation (“Kaufman”) acquisition in the first quarter of 2007.

Gross profit decreased by $102 million to $717 million for 2008 as compared with 2007.  Gross profit as a percentage of sales declined to 23% in 2008 from 24% in 2007.  The decrease in gross profit reflected a $162 million impact from increased raw material and energy costs, $37 million in lower volume, $27 million in unfavorable manufacturing costs and $1 million in other cost increases.  These unfavorable factors were partially offset by $125 million in higher selling prices.  Unfavorable manufacturing costs were primarily driven by temporary plant closures during the fourth quarter of 2008.

SG&A expense of $323 million for 2008 was $39 million lower than in 2007.  This decrease is primarily due to the impact of our restructuring program that was announced in June 2007 and other cost reduction initiatives.

Depreciation and amortization expense of $221 million for 2008 was $33 million lower than in 2007.  This decrease is primarily due to a net reduction in accelerated depreciation of property, plant and equipment of $23 million.  In 2007, accelerated depreciation was related to the closure of certain antioxidant manufacturing facilities in Europe and in 2008 it was principally related to the oleochemicals business which was sold in the first quarter of 2008.

R&D expense of $46 million for 2008 was $11 million lower than in 2007 as a result of cost reduction initiatives.

Facility closure, severance and related costs for 2008 were $23 million, which was due primarily to our restructuring program announced in December 2008.  The 2007 costs of $34 million were primarily severance costs related to our 2007 cost savings initiatives.

We incurred antitrust costs of $12 million in 2008 compared with $35 million in 2007.  Antitrust costs for 2008 were primarily related to settlement offers made to certain rubber chemical claimants and legal costs associated with antitrust investigations and civil lawsuits.  Antitrust costs for the same period in 2007 primarily represented settlement offers made to certain urethane and rubber chemicals claimants, indirect case claimants, securities class action plaintiffs and legal costs associated with the antitrust investigations and civil lawsuits.

Loss on sale of business of $25 million in 2008 was primarily related to the sale of the oleochemicals business.  The loss on sale of business of $15 million in 2007 was primarily related to the sale of the Celogen® product line.

The impairment of long-lived assets of $986 million in 2008 was primarily related to reducing the carrying value of goodwill in our Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments.  The impairment of long-lived assets was $19 million in 2007.  Included in this charge was $9 million related to our Ravenna, Italy facility, $4 million related to facilities affected by the 2007 restructuring programs, $3 million related to the sale of the Marshall, Texas facility and $3 million related to our legacy ERP systems.

We incurred an operating loss of $915 million for 2008 compared with an operating profit of $46 million for 2007.  The decrease in operating profit reflected a $967 million increase in impairment of long-lived assets (2008 included a $985 million impairment of goodwill associated with the Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments), a $102 million decrease in gross profit discussed above and a $10 million increase in loss on sale of business.  These unfavorable impacts were partially offset by a $50 million decrease in SGA&R expenses due to savings from the 2007 restructuring program and cost-reduction initiatives, a $33 million decrease in depreciation and amortization, a $23 million decrease in antitrust costs, a $11 million decrease in facility closures, severance and related costs and $1 million in higher equity income.

Loss from continuing operations attributable to Chemtura Corporation for 2008 was $957 million, or $3.94 per diluted share, as compared to a loss of $54 million, or $0.22 per diluted share, for 2007.

Consumer Performance Products

The Consumer Performance Products segment reported net sales of $516 million for 2008, compared with $567 million for 2007.  Operating profit was $50 million for 2008, which reflected a decrease of $12 million compared with $62 million in 2007.

The net sales decrease of $51 million was due to a $72 million decrease in sales volume, partially offset by improvements in selling prices of $14 million and favorable foreign currency translation of $7 million.  The loss in volume during 2008 is attributable to lower volume of distributor sales, following the decision to terminate sales through this channel, lower dealer and international sales due to a combination of poor weather conditions and constrained consumer spending, partially offset by higher sales in the mass market channel.

The reduction in operating profit was primarily driven by $35 million in lower volume, $10 million of higher raw material costs and $2 million from unfavorable manufacturing costs.  These decreases in operating profit were partly offset by a $14 million increase in selling prices, a $9 million reduction in the cost of marketing programs, a $7 million reduction in corporate charges, a $4 million reduction in distribution costs and $1 million from foreign currency translation.

Industrial Performance Products

Net sales in the Industrial Performance Products segment of $1.5 billion for 2008 decreased by $48 million as compared with 2007.  Operating profit decreased $35 million to $105 million compared with $140 million in 2007.

The net sales decrease of $48 million was due to a $112 million decrease in volume and a $52 million decrease related to divestitures partially offset by an $80 million benefit from higher selling prices, $20 million from the first quarter 2007 acquisition of Kaufman, and a $16 million benefit related to favorable foreign currency translation.

The reduction in operating profit reflected raw material cost increases of $89 million, a $20 million impact from lower volume, increased manufacturing costs of $9 million and higher distribution costs of $6 million. These unfavorable factors were partially offset by $80 million from higher selling prices, a $5 million reduction in corporate charges, and a $4 million increase due to the Kaufman acquisition.

Crop Protection Engineered Products

Net sales for the Crop Protection Engineered Products segment were $394 million for 2008, an increase of $42 million over 2007.  Operating profit of $78 million increased by $20 million compared with $58 million in 2007.

The increase in net sales reflected an increase of $44 million from organic volume growth primarily due to increased demand for products across Europe and an $8 million benefit from foreign currency translation, offset by $3 million in reduced selling prices and $7 million due to the sale of certain product lines.

The increase in operating profit was primarily driven by $19 million in higher volume and favorable product mix, $4 million from lower manufacturing costs, $3 million from reduced R&D project spending, $3 million from reduced corporate charges, $2 million due to favorable foreign currency translation, a $1 million reduction in provision for doubtful accounts and a net reduction of $4 million from other cost savings programs.  These favorable factors were partly offset by the product line divestitures that reduced operating profit by $6 million, increased raw materials costs of $4 million, distribution cost increases of $3 million, and a $3 million decrease in selling prices.

Industrial Engineered Products

Net sales for the Industrial Engineered Products segment of $779 million in 2008 decreased by $159 million compared with 2007.  Operating profit of $43 million for 2008 increased $4 million compared with $39 million for 2007.

The decrease in net sales reflected a $145 million reduction resulting from the divestiture of the oleochemicals business and the organic peroxides product line, and a decrease in volume of $60 million related primarily to the flame retardants product line.  These reductions were partially offset by a $33 million increase due to improvements in selling prices primarily to recover higher raw material and energy costs, and $13 million of favorable foreign currency translation.

The increase in operating profit was primarily driven by $33 million from increased selling prices, a $16 million reduction in accelerated depreciation of certain assets, $7 million reduction in corporate charges, $7 million from lower SG&A expenditures, $7 million of favorable currency translation, $2 million from lower distribution costs, $3 million in reduced R&D spending, a $1 million increase in equity income and other decreases in costs of $8 million.  These increases were partially offset by the impact of $59 million in raw material and energy cost increases, $15 million of increased manufacturing costs and $6 million related to divestitures.

General Corporate

General corporate expense was $113 million for 2008, which included $44 million of amortization expense related to intangibles, compared with $110 million for 2007, which included $38 million of amortization expense.

The $6 million amortization expense increase in 2008 included a $4 million charge related to the acceleration of amortization of the intangible value of our discontinued Sun® brand product line.  Corporate expense also increased by $11 million primarily due to a $7 million charge relating to an assumed lease and a $4 million benefit in 2007 from the sale of an office lease.  These increases were offset by a $5 million curtailment gain due to the decision to eliminate future earnings benefits of participants in certain international pension plans, a $5 million benefit related to the recovery of insurance proceeds and a $4 million decrease in unabsorbed overhead expense from discontinued operations.

Corporate accelerated deprecation of property, plant and equipment included a charge of $32 million in 2008 and $40 million in 2007 primarily related to our project to upgrade our legacy ERP systems to a single instance of SAP and our restructuring programs.

Other Expenses

Interest expense of $78 million for 2008 was $9 million lower than in 2007.  The decrease was primarily due to lower average borrowings.

Other income, net was $9 million in 2008 compared with $5 million of expense in 2007.  The $14 million increase in income reflected an increase in favorable foreign currency gains of $14 million, lower costs associated with the accounts receivable facilities of $5 million and an increase in interest income of $1 million, partially offset by $6 million of fees and expenses associated with the 2007 Credit Facility amendment and waiver in December 2008.

Income Taxes

Our income tax benefit from continuing operations was $29 million in 2008 compared with tax expense of less than $1 million in 2007, an increase in tax benefit of $29 million.  This change is principally due to the mix of domestic versus foreign earnings, a book based goodwill impairment charge and the increase of a valuation allowance against our deferred tax assets.

Discontinued Operations

Loss from discontinued operations in 2008 was $16 million (net of $2 million tax provision), which reflected the operations of the PVC additives business that was subsequently sold.  Earnings from discontinued operations in 2007 was $27 million (net of $14 million of tax), which reflected the operations of the PVC additives, EPDM, fluorine and optical monomers businesses that were subsequently sold.

Gain on sale of discontinued operations in 2007 was $24 million (net of $13 million of tax).  The gain included $23 million related to the sale of the EPDM business and $2 million related to the final contingent earn-out proceeds related to the sale of the OrganoSilicones business, partially offset by a loss of $1 million from the sale of the optical monomers business.

CRITICAL ACCOUNTING ESTIMATES

Our Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the amounts and disclosures reported in the Consolidated Financial Statements and accompanying notes.  Accounting estimates and assumptions described in this section are those we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.  For all of these estimates, we note that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.  Actual results could differ from such estimates.  The following paragraphs summarize our critical accounting estimates.  Significant accounting policies used in the preparation of our Consolidated Financial Statements are discussed in the Notes to Consolidated Financial Statements.

Liabilities Subject to Compromise

Our Consolidated Financial Statements include, as liabilities subject to compromise, certain pre-petition liabilities generally subject to an automatic bankruptcy stay that were recorded in our Consolidated Balance Sheets at the time of our Chapter 11 filings with the exception of those items approved by the Bankruptcy Court to be settled.  In addition, we also reflected as liabilities subject to compromise estimates of expected allowed claims relating to liabilities for rejected and repudiated executory contracts and real property leases, environmental, litigation, accounts payable and accrued liabilities, debt and other liabilities.  These expected allowed claims require us to estimate the likely claim amount that will be allowed by the Bankruptcy Court prior to the Bankruptcy Court’s ruling on the individual claims.  These estimates are based on reviews of claimants’ supporting material, obligations to mitigate such claims, and assessments by us and third-party advisors.  We expect that our estimates, although based on the best available information, will change due to actions of the Bankruptcy Court, better information becoming available, negotiations, rejection or repudiation of executory contracts and real property leases, and the determination as to the value of any collateral securing claims, proofs of claim or other events.  See Note 21 – Legal Proceedings and Contingencies in the Notes to the Consolidated Financial Statements for further discussion of the Company’s Chapter 11 claims assessment.

Carrying Value of Goodwill and Long-Lived Assets

We have elected to perform our annual goodwill impairment procedures for all of our reporting units in accordance with Accounting Standards Codification (“ASC”) Subtopic 350-20, Intangibles – Goodwill and Other – Goodwill (“ASC 350-20”) as of July 31, or sooner, if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Our cash flow projections, used to estimate the fair value of our reporting units, are based on subjective estimates.  Although we believe that our projections reflect our best estimates of the future performance of our reporting units, changes in estimated revenues or operating margins could have an impact on the estimated fair values.  Any increases in estimated reporting unit cash flows would have had no impact on the carrying value of that reporting unit.  However, a decrease in future estimated reporting unit cash flows could require us to determine whether recognition of a goodwill impairment charge was required.  The assessment is required to be performed in two steps: step one to test for a potential impairment of goodwill and, if potential impairments are identified, step two to measure the impairment loss through a full fair valuing of the assets and liabilities of the reporting unit utilizing the acquisition method of accounting.

We also perform corroborating analysis of our fair value estimates utilized for our step 1 tests at each annual and interim testing date.  Prior to 2009, this corroborating analysis included reconciling the sum of the reporting unit fair values to our market capitalization value.  This corroborating analysis supported the conclusion that the reduction in certain reporting unit fair values for each subsequent test in 2008 was correlated to our declining stock price during the second half of 2008.  The implied control premiums resulting from this corroborating analysis revealed a range of 25% to 35% which was deemed reasonable for our industry.

During the quarter ended March 31, 2009, there was continued weakness in the global financial markets, resulting in additional decreases in the valuation of public companies and restricted availability of capital.  Additionally, our stock price continued to decline due to the constrained liquidity, deteriorating financial performance and the Debtors filing of a petition for relief under Chapter 11 of the United States Bankruptcy Code.  These events were of sufficient magnitude for us to conclude that it was appropriate to perform a goodwill impairment review as of March 31, 2009.  We used our own estimates of the effects of the macroeconomic changes on the markets we serve to develop an updated view of our projections.  Those updated projections were used to compute updated estimated fair values of our reporting units.  Based on these estimated fair values used to test goodwill for impairment in accordance with ASC 350-20, we concluded that no impairment existed in any of our reporting units at March 31, 2009.

The financial performance of certain reporting units was negatively impacted versus expectations due to the cold and wet weather conditions during the first half of 2009.  Based on this fact along with the macro economic factors described above, we concluded that it was appropriate to perform a goodwill impairment review as of June 30, 2009.  We used the updated projections in our long-range plan to compute estimated fair values of our reporting units.  These projections indicated that the estimated fair value of the Consumer Performance Products reporting unit was less than its carrying value.  Based on our preliminary analysis, an estimated goodwill impairment charge of $37 million was recorded for this reporting unit in the second quarter of 2009 (representing the remaining goodwill in this reporting unit).  We finalized our analysis of the goodwill impairment charge in the third quarter of 2009 and no change to the estimated charge was required.

We did not perform corroborating analysis of estimated fair values by using market capitalization for the March 31, 2009 and June 30, 2009 interim impairment test.  Our stock price had declined significantly as of March 31, 2009 as a result of the bankruptcy filing and its potential impact on equity holders who lack priority in our capital structure.  A reconciliation to a market capitalization based upon such a share price was not deemed to be appropriate since this was not a representative fair value of the reporting units in accordance with ASC 350-20 and ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) (fair value assumes an exchange in an orderly transaction (not a forced liquidation or distress sale)).

We did perform alternative corroborating analysis procedures of our reporting unit fair value estimates at March 31, 2009 and June 30, 2009.  This analysis included comparing reporting unit revenue and EBITDA multiples of enterprise value to comparable companies in the same industry.  Beyond comparisons of revenue and EBITDA multiples, we also compared fair value estimates to the written expressions of value received from third parties for certain reporting units during our asset sale processes that were conducted in the fourth quarter of 2008 and the first quarter of 2009.  All aspects of the various corroborating analyses performed as of March 31, 2009 and June 30, 2009 confirmed that the fair value estimates for the respective reporting units were reasonable.

We concluded that no additional goodwill impairment existed in any of our reporting units based on the annual review as of July 31, 2009.

For the quarters ended September 30, 2009 and December 31, 2009, our consolidated performance was in line with expectations while the performance of our Crop Protection Engineered Products reporting unit was below expectations.  However, the longer-term forecasts for this reporting unit are still sufficient to support the level of goodwill.  As such, we concluded that no circumstances exist that would more likely than not reduce the fair value of any of our reporting units below their carrying amount and an interim impairment test was not considered necessary as of September 30, 2009 and December 31, 2009.

We continually monitor and evaluate business and competitive conditions that affect our operations and reflects the impact of these factors in our financial projections.  If permanent or sustained changes in business, competitive conditions or stock price occur, they can lead to revised projections that could potentially give rise to impairment charges.

We evaluate the recoverability of the carrying value of our long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  We realize that events and changes in circumstances can be more frequent in the course of a U.S. bankruptcy process.  Under such circumstances, we assess whether the projected undiscounted cash flows of our businesses are sufficient to recover the existing unamortized carrying value of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by several methodologies, including discounting the projected cash flows using our weighted average cost of capital and valuation estimates from third parties.  The amount of the impairment is written-off against earnings in the period in which the impairment has been determined.

Environmental Matters

We are involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions.  A number of such matters involve claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, impose strict liability upon various classes of persons with respect to the costs associated with the investigation and remediation of waste disposal sites.  Such persons are typically referred to as “Potentially Responsible Parties” or PRPs.  We have been identified by federal, state or local governmental agencies, or by other PRPs, as a PRP at various locations in the United States.  In addition, we are involved with environmental remediation and compliance activities at some of our current and former sites in the United States and abroad.

Each quarter, we evaluate and review estimates for future remediation, operation and management costs directly related to remediation, to determine appropriate environmental reserve amounts. For each site where the cost of remediation is probable and reasonably estimable, we determine the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us and the anticipated time frame over which payments toward the remediation plan will occur. At sites where we expect to incur ongoing operation and maintenance expenditures, we accrue on an undiscounted basis for a period of generally 10 years, those costs which are probable and reasonably estimable.  Where settlement offers have been extended to resolve an environmental liability as part of the Chapter 11 cases, the amounts of those offers have been accrued and are reflected in the Consolidated Balance Sheet as liabilities subject to compromise.

As of December 31, 2009, our reserve for environmental remediation activities totaled $122 million of which $42 million was included in liabilities subject to compromise on the Consolidated Balance Sheets.  We estimate that environmental liabilities could range up to $164 million at December 31, 2009.  Our reserves include estimates for determinable clean-up costs.  At a number of these sites, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable.

In addition, it is possible that our estimates for environmental remediation liabilities may change in the future should additional sites be identified, further remediation measures be required or undertaken, current laws and regulations be modified or additional environmental laws and regulations be enacted and as negotiations with respect to certain sites continue or as certain liabilities relating to such sites are resolved as part of the Chapter 11 cases.

We intend to assert all meritorious legal defenses and will pursue other equitable factors that are available with respect to these matters.  The resolution of the environmental matters now pending or hereafter asserted against us could require us to pay remedial costs or damages, which are not currently determinable, that could exceed our present estimates, and as a result could have, either individually or in the aggregate, a material adverse effect on our financial condition, results of operations or cash flows.

Pension and Other Post-Retirement Benefits Expense

Our calculation of pension and other post-retirement benefits expense is dependent on a number of assumptions. These assumptions include discount rates, health care cost trend rates, expected long-term rates of return on plan assets, mortality rates, expected salary and wage increases, and other relevant factors.  Components of pension and other post-retirement benefits expense include interest and service cost on the pension and other post-retirement benefit plans, expected return on plan assets and amortization of certain unrecognized costs and obligations.  Actual results that differ from the assumptions utilized are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods.  While we believe that the assumptions used are appropriate, differences in actual experience or significant changes in assumptions would affect our pension and other post-retirement benefits costs and obligations.

The Debtors voluntarily filed for Chapter 11 on March 18, 2009.  However, we intend to continue to make minimum required funding requirements to the domestic qualified pension plans in the future.  We have suspended payments under the domestic non-qualified pension arrangements, and the Bankruptcy Court has approved our motion to modify and/or terminate certain domestic post-retirement medical benefits.  We have not finalized any modifications and/or terminations to those plans and therefore any impact from these potential modifications and/or terminations have not been reflected in the financial condition for these plans, nor in any of the estimates presented in this discussion. Prior to the bankruptcy filing, we implemented caps on the level of domestic post-retirement benefits for active employees who are expected to retire in the future, and these were accounted for as an amendment with effect from January 1, 2009. None of the international programs were affected by the bankruptcy filing.

Pension Plans

Pension liabilities are measured on a discounted basis and the assumed discount rate is a significant assumption. At each measurement date, the discount rate is based on interest rates for high-quality, long-term corporate debt securities with maturities comparable to our liabilities.  At December 31, 2009, we utilized a discount rate of 5.70% for our domestic qualified pension plan compared to 6.00% at December 31, 2008.  For the international and non-qualified plans, a weighted average discount rate of 5.55% was used at December 31, 2009, compared to 5.82% used at December 31, 2008.  As a sensitivity measure, a 25 basis point reduction in the discount rate for all plans would result in approximately a $1 million decrease in pre-tax earnings for 2010.

Domestic discount rates adopted at December 31, 2009 utilized an interest rate yield curve to determine the discount rate pursuant to guidance codified under ASC 715.  The yield curve is comprised of AAA/AA bonds with maturities between zero and thirty years.  We discounted the annual cash flows of our domestic pension plans using this yield curve and developed a single-point discount rate matching the respective plan’s payout structure.

A similar approach is used to determine the appropriate discount rates for the international plans. The actual method used varies from country to country depending on the amount of available information on bond yields to be able to estimate a single-point discount rate to match the respective plan’s benefit disbursements.

Our weighted average estimated rate of compensation increase was 3.74% for applicable domestic and international pension plans combined at December 31, 2009.  As a sensitivity measure, an increase of 25 basis points in the estimated rate of compensation increase would decrease pre-tax earnings for 2010 by an immaterial amount.

The expected return on pension plan assets is based on our investment strategy, historical experience, and expectations for long-term rates of return. We determine the expected rate of return on plan assets for the domestic and international pension plans by applying the expected returns on various asset classes to our target asset allocation.

We utilized a weighted average expected long-term rate of return of 7.75% on all domestic plan assets and a weighted average rate of 7.50% for the international plan assets for the year ended December 31, 2009.  This assumption is a long-term assessment of future expectations and should not be unduly influenced by short-term performance.

Historical returns are evaluated based on an arithmetic average of annual returns derived from recognized passive indices, such as the S&P 500, for the major asset classes. We looked at the arithmetic averages of annual investment returns from passive indices, assuming a portfolio of investments that follow the current target asset allocation for the domestic plans over several business cycles, to obtain an indication of the long-term historical market performance.  The arithmetic average return over the past 20 years was 8.30%, and over the past 30 years it was 11.10%. Both of these values exceeded the 7.75% domestic expected return on assets.

The upturn in global equity markets in 2009 was reflected in the investment performance of our pension plan assets. The actual annualized return on plan assets for the domestic plans for the 12 months ended December 31, 2009 was approximately 9% (net of investment expenses), which was above the expected return on asset assumption for the year. The international plans fared better, earning a weighted average return of approximately 16% (in local currency terms, before allowing for the weakening of the U.S. dollar against major currencies in 2009) and approximately 29% in U.S. dollar terms (resulting in currency gains of approximately $23 million on plan assets). This favorable performance in U.S. dollar terms has to be viewed in the context of currency losses of approximately $30 million on benefit obligations for the international pension arrangements.

Our target asset allocation for the domestic pension plans is based on investing 50% of plan assets in equity instruments, 45% of plan assets in fixed income investments and 5% in real estate.  The target allocation was reviewed and changed during 2008, with a view to managing the level and volatility of investment returns. At December 31, 2009, 53% of the portfolio was invested in equities, 41% in fixed income investments and 6% in real estate and other investments.

We have unrecognized actuarial losses relating to our pension plans which have been included in our Consolidated Balance Sheet but not in our Consolidated Statements of Operations. The extent to which these unrecognized actuarial losses will impact future pre-tax earnings depends on whether the unrecognized actuarial losses are deferred through the asset-smoothing mechanism (the market related value as defined by ASC Topic 715-30, Defined Benefit Plans – Pensions (“ASC 715-30”), or through amortization in pre-tax earnings to the extent that they exceed a 10% amortization corridor, as defined by ASC 715-30, which provides for amortization over the average remaining participant career. The amortization of unrecognized net losses existing as of December 31, 2009 will result in a $7 million decrease to pre-tax earnings for 2010 ($7 million for the qualified domestic plans and an immaterial amount for the international and non-qualified plans). Since future gains and losses beyond 2009 are a result of various factors described herein, it is not possible to predict with certainty to what extent the combination of current and future losses may exceed the 10 percent amortization corridor and thereby be subject to further amortization.  At the end of 2009, unrecognized net losses amounted to $344 million for the qualified domestic plans and $63 million for the international and non-qualified plans.  Of these unrecognized losses, $96 million for the domestic plans and $18 million for the international plans are deferred through the asset smoothing mechanism as required by ASC 715.

Pension (income) expense is calculated based upon certain assumptions including discount rate, expected long-term rate of return on plan assets, mortality rates and expected salary and wage increases.  Actual results that differ from the current assumptions utilized are accumulated and amortized over future periods and will affect pension expense in future periods.  The following table estimates the future pension expense, based upon current assumptions:

	Pension Expense By Period
(In millions)	2010	2011	2012	2013	2014

Qualified domestic pension plans	$1	$3	$4	$4	$-
International and non-qualified pension plans	8	8	8	7	6
Total pension plans	$9	$11	$12	$11	$6

The following tables show the impact of a 100 basis point change in the actual return on assets on the pension (income) expense.

	Change in Pension Expense By Period
	2010	2011	2012	2013	2014
Increase (decrease)	100 Basis Point Increase in Investment Returns

Qualified domestic pension plans	$-	$-	$-	$(1)	$(1)
International and non-qualified pension plans	-	(1)	(1)	(1)	(1)
Total pension plans	$-	$(1)	$(1)	$(2)	$(2)

Increase (decrease)	100 Basis Point Decrease in Investment Returns

Qualified domestic pension plans	$-	$-	$-	$1	$1
International and non-qualified pension plans	-	1	1	1	1
Total pension plans	$-	$1	$1	$2	$2

Other Post-Retirement Benefits

We provide post-retirement health and life insurance benefits for current retired and active employees and their beneficiaries and covered dependents for certain domestic and international employee groups.

The discount rates adopted by us for the valuation of the post-retirement health care plans were determined using the same methodology as for the pension plans.  At December 31, 2009, we utilized a weighted average discount rate of 5.40% for domestic post-retirement health care plans, compared to 6.00% at December 31, 2008.  Based on the duration of the liabilities for the international plans, a weighted average rate of 5.80% was used.  As a sensitivity measure, a 25 basis point reduction in the discount rate would result in an immaterial decrease in pre-tax earnings for 2010.

Assumed health care cost trend rates are based on past and current health care cost trends, considering such factors as health care inflation, changes in health care utilization or delivery patterns, technological advances, and the overall health of plan participants.   We use health care trend cost rates starting with an initial level of 7.50% for the domestic arrangements and grading down to an ultimate level of 5.00%. For the international arrangements, the weighted average initial rate is 9.50%, grading down to 5.00%.

The pre-tax post-retirement healthcare expense was $6 million in 2009.  The following table summarizes projected post-retirement benefit expense based upon the various assumptions discussed above.

(In millions)	Pre-Tax Expense by Period
	2010	2011	2012	2013	2014
Domestic and international post-retirement benefit plans	$7	$7	$6	$6	$5

Income Taxes

Income taxes payable reflects our current tax provision and management’s best estimate of the tax liability relating to the outcome of uncertain tax positions.  If the actual outcome of uncertain tax positions differs from our best estimates, an adjustment to income taxes payable could be required, which may result in additional income tax expense or benefit.

We record deferred tax assets and liabilities based on differences between the book and tax basis of assets and liabilities using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax liability or asset is expected to be settled or realized.  We also record deferred tax assets for the expected future tax benefits of net operating losses and income tax credit carryforwards.

Valuation allowances are established when we determine that it is more likely than not that the results of future operations may not generate sufficient taxable income to realize our deferred tax assets during the carryforward period.  We consider the scheduled reversal of deferred tax assets and liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Thus, changes in future results of operations could result in adjustments to our valuation allowances.

Tax expense for 2009 includes a benefit of $8 million relating to earnings of certain foreign subsidiaries where we have recorded a deferred income tax liability associated with the intent to repatriate those earnings in a subsequent period.  We also have earnings of certain foreign subsidiaries where we consider these earnings to be indefinitely reinvested in our operations.  As such, no U.S. tax cost has been provided on approximately $490 million of earnings at December 31, 2009.  If we change our intent related to these earnings additional tax would be required.

We adopted certain provisions of ASC Topic 740, Income Taxes (“ASC 740”) on January 1, 2007.  ASC 740 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns.  Under ASC 740, the economic benefit associated with a tax position will only be recognized if it is more likely than not that a tax position ultimately will be sustained.  After this threshold is met, a tax position is reported at the largest amount of benefit that is more likely than not to be ultimately sustained.  ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As a result of the implementation of ASC 740, we recognized a $2 million decrease in the liability for unrecognized tax benefits.  The liability for unrecognized tax benefits at adoption was $56 million.  Included in the balance of unrecognized tax benefits at January 1, 2007 was $44 million of tax benefits that, if recognized, would affect the effective tax rate.  Also included in the balance of unrecognized tax benefits at January 1, 2007 was $16 million of tax benefits that, if recognized, would result in a decrease to goodwill recorded in purchase business combinations.  Effective January 1, 2009, all adjustments to unrecognized tax benefits related to these prior business combinations are recorded in the Consolidated Statement of Operations in accordance with ASC Topic 805, Business Combinations (“ASC 805”).

We have a liability for unrecognized tax benefits of $76 million and $85 million at December 31, 2009 and 2008, respectively.

ACCOUNTING DEVELOPMENTS

For information on accounting developments see Note 2 – Basis of Presentation and Summary of Significant Accounting Policies.

OUTLOOK

We view the Chapter 11 process as an opportunity to reshape our Company into a stronger, leaner global enterprise focused on growth.  From an operating standpoint, we are pursuing growth opportunities while making significant progress in enhancing the efficiency and effectiveness of our businesses.  Initiatives in these areas include the following:

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Increasing strategic investments to improve efficiency, such as our ERP initiatives that have enabled the activities related to over 90 percent of net sales now to be managed on a single global instance of SAP and offering simplified and standardized business processes;

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Focusing on investments in R&D, which is beginning to result in important and innovative new product offerings such as Geobrom™, Weston® 705, and two new flame retardant products being produced today on pilot plant scale;

•	Improving order processing to enhance responsiveness and delivery to customers;

•	Transferring certain operations to third-party logistics providers, enabling us to maintain service levels at a more competitive cost;

•	Growing our global antioxidant business with a planned additional expansion of our capacity at Gulf Stabilizer Industries (“GSI”), our joint venture facility in Al Jubail, Saudi Arabia; and

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Advancing towards our joint venture between Al Zamil Group Holding Company and Chemtura Organometallics GmbH, our wholly owned German subsidiary, to build a world-scale metal alkyls manufacturing facility in Jubail Industrial City, Saudi Arabia.

Our key challenges in 2010 will be to implement our business plans and to emerge from Chapter 11.  As part of these actions, we are undertaking a thorough review of our operations and business activities to determine whether to continue in, restructure or exit from those activities.  As a result of our ongoing review process, we have implemented the following initiatives:

•
On February 23, 2010, the Company entered into a Share and Asset Purchase Agreement with Artek whereby Artek agreed to acquire the Company’s PVC additives business for cash consideration of $16 million and to assume certain liabilities, including certain pension and environmental liabilities.  The purchase price is subject to certain adjustments including a post-closing net working capital adjustment.  On February 23, 2010, the Bankruptcy Court issued an order approving, among other things, the sale of the PVC additives business to Artek. On April 30, 2010, the Company completed the sale of its PVC additives business to Artek for a pre-tax loss of approximately $8 million.;

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Announced a plan to reorganize and consolidate our operations at our Flame Retardants business facilities in El Dorado, Arkansas.  The restructuring plan is subject to Bankruptcy Court approval and, if such approval is obtained, is expected to be completed by the fourth quarter of 2010.  As a result of the restructuring plan, we expect to record costs of approximately $40 million, primarily in the first half of 2010, consisting of approximately $35 million in accelerated depreciation of property, plant and equipment and approximately $5 million in other facility-related shutdown costs, which include accelerated recognition of asset retirement obligations, decommissioning of wells and pipelines and severance.  We expect cash costs, including capital costs, to be approximately $20 million primarily in 2010.

We are also reviewing approximately 13,000 of our real property leases and executory contracts to determine whether they constitute a strategic fit with our core businesses and, if not, to evaluate whether they should be assumed, rejected or restructured as permitted under the Bankruptcy Code.  While this review is not complete, we have taken actions accordingly, including rejecting various executory contracts and real property leases.

In addition, we are improving our financial health and are currently meeting or exceeding our financial objectives by:

•	Generating positive cash flow (as previously defined) over the last four quarters and accumulating substantial cash balances by both the Debtors and our international subsidiaries;

•	Achieving or exceeding performance levels required by the DIP Credit Facility; and

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Identifying, and now working closely with, several financial institutions we expect will lead our exit financing.  The support of these institutions will enable us to finance our Plan and emerge as a financially sound, stand-alone global company.

Our operations outside the United States are not part of the Chapter 11 cases.  These operations have demonstrated financial strength and the ability to operate unaffected by the Chapter 11 process.  These operations have virtually no third-party funded debt and have generated substantial cash flow during 2009, which they retain to fund operations and increase liquidity.

As described above, we have met numerous business milestones during the Chapter 11 cases, demonstrating operational credibility and maintaining an aggressive Chapter 11 timetable.  We believe our actions and overall performance have gained the confidence of our customers and suppliers, as well as our creditors and other stakeholders, and that the additional time allotted for the claims reconciliation process will lead to a stronger company, better positioned to deliver superior service and financial results.

Since the beginning of this process, our goal was to develop a consensual Plan with as many of our stakeholders as possible.  We continue to work collaboratively with our official committee of unsecured creditors and other stakeholders in developing a Plan that is expected to include a substantial debt-to-equity conversion.  We believe that this approach offers the quickest overall path to emergence while building a stronger, more focused and nimble global enterprise, best equipped to grow and meet the needs of our customers.

In addition to emerging from Chapter 11, our focus in 2010 will remain on improving our core businesses, rationalizing our manufacturing footprint and “right-sizing” our cost structure, while developing products and applications that generate profitable organic revenue growth.  We continue to work to improve the productivity of our manufacturing plants and the efficiency of our business processes.  As part of those actions, we are increasing our capital spending from $56 million in 2009 to approximately $120 million in 2010 as we implement our business plans.  These actions remain focused on improving the operating profitability of our businesses and increasing net cash provided by operations.

For the longer term, our businesses continue to benefit from a number of secular trends that may provide continued future growth opportunities including:

•	Consumer demand for increasingly more effective pool and spa sanitation benefits our Consumer Performance Products segment;
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The increasing requirements for cleaner emissions from motor vehicles, greater service life for engines and the reduction in “greenhouse gas” emissions benefit our additive and lubricant product lines within our Industrial Performance Products segment;

•	The demand for higher yields from specialty high value agricultural crops worldwide benefits our Crop Protection Engineered Products segment; and

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Consumer demand for improved flame retardancy “Greener is Better” program in household goods supported by increasing regulation in many countries worldwide benefits our broad range of flame retardant products within our Industrial Engineered Products segment;

FUTURE PERFORMANCE INDICATORS

Our historical financial performance may not be indicative of our future financial performance during the pendency of the Chapter 11 cases or beyond based on, among other things:

•	We do not accrue interest expense on our unsecured pre-petition debt during the pendency of our Chapter 11 cases, except pursuant to orders of the Bankruptcy Court;

•	We expect to further rationalize our manufacturing footprint and “right-size” our cost structure;

•	We will continue to incur reorganization costs for professional fees and other costs associated with the Chapter 11 cases;

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We have rejected, repudiated or terminated certain unprofitable or burdensome executory contracts and real property leases, and we may further seek to reject, repudiate or terminate executory contracts and real property leases in the future;

•	We have assumed or are seeking to assume certain beneficial executory contracts and real property leases, and we may further seek to assume executory contracts and real property leases in the future;

•
As part of our emergence from Chapter 11, we may be required to adopt fresh start accounting in a future period, resulting in the re-measurement of our assets and liabilities to fair value as of the fresh start reporting date, which may differ materially from historical valuations; and

•	If fresh start accounting is required, our financial results after the application of fresh start accounting may be different from historical trends.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Exchange Act of 1934.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The ability to complete a restructuring of our balance sheet;
•	The ability to have the Bankruptcy Court approve motions required to sustain operations during the Chapter 11 cases;
•	The uncertainties of the Chapter 11 restructuring process including the potential adverse impact on our operations, management, employees and the response of our customers;
•	Our estimates of the cost to settle proofs of claim presented in the Chapter 11 cases;
•	The ability to develop, confirm and consummate a Chapter 11 plan of reorganization;
•	The ability to be compliant with our debt covenants or obtain necessary waivers and amendments;
•	The ability to reduce our indebtedness levels;
•	General economic conditions;
•	Significant international operations and interests;
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
•	The ability to retain sales volumes in the event of increasing selling prices;
•	The ability to absorb fixed cost overhead in the event of lower volumes;
•	Pension and other post-retirement benefit plan assumptions;
•	The ability to successfully complete the turnaround of our Industrial Engineered Products segment;
•	The ability to implement the El Dorado, Arkansas restructuring program;
•	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;

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The ability to sustain profitability in our Crop Protection Engineered Products (now known as Chemtura AgroSolutionsTM) segment due to new generic competition.  Additionally, the Crop Protection Engineered Products segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•	The ability to sell methyl bromide due to regulatory restrictions;
•	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and Crop Protection Engineered Products segments;
•	Changes in the availability and/or quality of our energy and raw materials;
•	The ability to collect our outstanding receivables;
•	Changes in interest rates and foreign currency exchange rates;
•	Changes in technology, market demand and customer requirements;
•	The enactment of more stringent U.S. and international environmental laws and regulations;
•	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
•	The ability to recover our deferred tax assets;
•	The ability to support the goodwill and long-lived assets related to our businesses; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors in our filings with the Securities and Exchange Commission.

These statements are based on our estimates and assumptions and on currently available information.  The forward-looking statements include information concerning our possible or assumed future results of operations, and our actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date of this report.  We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.